Exhibit (a)(1)(G)

Dorian LPG Ltd. Announces Preliminary Results of its Tender Offer for its Common Shares

Stamford, Connecticut, March 4, 2021 – Dorian LPG Ltd. (NYSE: LPG) (the “Company” or “Dorian LPG”), a leading owner and operator of modern very large gas carriers (“VLGCs”), announced today the preliminary results of its tender offer to purchase up to 7,407,407 of its common shares at a price of $13.50 per share. The tender offer expired at 5:00 P.M., Eastern Time, on March 3, 2021.

Based on a preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, the total number of shares tendered in the tender offer was 18,422,889 shares, including shares tendered pursuant to the guaranteed delivery procedure described in the tender offer documents. These preliminary results indicate that the tender offer was oversubscribed. In view of these preliminary results, the Company has elected to increase the number of shares accepted for payment by 997,739, or slightly less than 2% of the outstanding shares of the Company. The number of shares which the Company will purchase from each tendering shareholder, except with respect to conditional tenders for which the tender condition was not satisfied, is expected to be prorated so that the Company purchases in the tender offer a total of 8,405,146 shares, or approximately 16.8% of the Company’s outstanding common shares, for an aggregate purchase price of approximately $113.5 million. Based on the preliminary count, the depositary has informed the Company that the preliminary proration factor for the tender offer is expected to be approximately 45.6%, taking into account the conditional tender provisions of the tender offer.

The number of shares of common stock expected to be purchased by the Company, the aggregate purchase price for the shares, and the proration factor are preliminary and subject to final confirmation by the depositary and the proper delivery of shares tendered, including shares tendered pursuant to the guaranteed delivery procedure. The final results of the tender offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for shares of common stock accepted for purchase by the Company will be made in accordance with the terms of the tender offer promptly following final confirmation of the number of shares tendered and the final proration factor, and taking into account adjustments to avoid purchases of fractional shares. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or because the tender condition was not satisfied, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares pursuant to the terms of the tender offer.

If shareholders have any questions, they may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872.

About the Company

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of 24 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Certain Information Regarding the Tender Offer

The information in this press release describing Dorian LPG Ltd.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Dorian LPG’s common shares in the tender offer. The tender offer was made only pursuant to the Offer to Purchase and the related materials that Dorian LPG distributed to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Dorian LPG may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Dorian LPG has filed with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company's financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Dorian LPG's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.